UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2008

ORION ETHANOL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-15579	87-0348444
(Commission File Number)	(IRS Employer Identification No.)

307 South Main Pratt, KS	67124
(Address of Principal Place of Executive Offices)	(Zip Code)

(620) 672-2814

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 10, 2008, Orion Ethanol, Inc. (the “Company”) received a letter (the “Letter”) from counsel to seventeen holders (the “Holders”) of the Company’s 8% Convertible Senior Notes dated November 3, 2006, as amended by that certain Security Holder Consent and First Amendatory Agreement (as amended, the “Notes”), purporting to notify the Company that it is in default of certain obligations under the Notes, and demanding that the Company pay the Holders the sum of $13,429,686, purportedly representing the original and unpaid principal under the Notes, interest through May 30, 2008 and other damages. The Letter alleges that the Company defaulted under the Notes by, among other things, failing to comply with the terms of a registration rights agreement entered into between the Company and all holders of the Notes at or about the time the Notes were issued (and as such registration rights agreement was amended by the Security Holder Consent and First Amendatory Agreement), which required the Company to file a registration statement with the Securities and Exchange Commission with respect to the securities issuable upon conversion of the Notes by a certain deadline, and to use its best efforts to cause such registration statement to become effective by a certain deadline.

The Company disputes the allegations contained in the Letter and disputes that it is in default under the Notes. The Company believes that it is in full compliance with its obligations under the Notes and intends to vigorously defend against any allegations to the contrary.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ORION ETHANOL, INC.

Date: June 16, 2008	By:	/s/ Joshua N. Barker
Name: Joshua N. Barker
Title: President and Co-Chief Executive Officer